Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Coty Inc. on Form S-1 of our report dated April 27, 2010 (November 19, 2010 as to the effects of the restatement discussed in Note 14) related to the consolidated financial statements of Philosophy Acquisition Company, Inc. & Subsidiaries for the year ended December 31, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement of the consolidated financial statements), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

June 28, 2012